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                                 EXHIBIT 10.13
















































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                                   AMENDMENT


     This is an Amendment, dated March 14, 1997, to an Employment Agreement dated March 30, 1987 (the "Agreement"), by and between CRITICARE SYSTEMS, INC., a Delaware corporation ("Criticare"), and N.C. JOSEPH LAI ("Employee").

     1. The Agreement is hereby amended to delete section 8 thereof, to delete the phrase "subject to the terms of section 8 of this Agreement" as it appears in sections 6(a) and 6(b) of the Agreement, and to add a new section 5(d) to read in its entirety:

        (d) Termination Following a Change in Control. "Change in Control" shall mean a sale or other transfer not in the ordinary course of business of all or substantially all of Criticare's assets or a transaction, or series of related transactions, the effect of which is to cause more than 50% of Criticare's issued and outstanding voting capital stock to be beneficially owned by one person or entity or a group of related or affiliated persons or entities. Notwithstanding any of the other provisions of this section 5, after 6 months following a Change in Control, if Employee's employment terminates for any reason, whether such termination is initiated by Employee or Criticare (and regardless of the existence or lack of Cause), Employee (or if Employee dies, his heirs or beneficiaries) will be entitled to receive and Criticare will pay and provide his then Base Salary and the fringe benefits described in sections 4(c)(i), (ii) and (iii), at the levels then in effect, for a period of one year after the date of such termination and the group insurance described in section 5(a) until he reaches age 65.

     2. The Agreement is hereby amended to delete section 4(c) thereof and to add a new section 4(c) to read in its entirety:

        (c) Fringe Benefits.

            (i) Group Health, Dental and Life Insurance. Employee will be eligible to participate in Criticare's group health, dental and life insurance programs on the same terms and conditions as are available to other employees of Criticare generally.

            (ii) Automobile. Criticare will provide Employee will full use of an automobile owned or leased by Criticare for use in carrying out his duties for both Criticare and for use in such additional personal business as Employee may deem appropriate. Criticare agrees to provide adequate insurance





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for the automobile and occupants and to pay all maintenance and operating costs appropriate or necessary to maintain such automobile in prime operating condition.

            (iii) Split-Dollar Life Policy. Criticare will continue in force and pay the premiums on the $1,000,000 life insurance policies currently in effect on Employee's life.

            (iv) Vacation. Employee will be entitled to receive paid vacations annually according to the vacation policy established by Criticare. Such vacation shall be taken at such times and in such intervals as are mutually acceptable to Employee and Criticare.

     3. The Agreement in all other respects is not amended but remains unchanged and the parties thereto continue to be legally bound by the Agreement, as amended hereby.

                                        CRITICARE SYSTEMS, INC.

                                        BY /s/ Gerhard J. Von der Ruhr
                                          --------------------------------
                                               Gerhard J. Von der Ruhr,
                                                     President

                                          /s/ N.C. Joseph Lai
                                          --------------------------------
                                                  N.C. Joseph Lai
















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